SCHEDULE 14C INFORMATION


               Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. )


Check the appropriate box:

[_]    Preliminary Information Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]    Definitive Information Statement

                            CHEYENNE RESOURCES, INC.
                     ---------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[_] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

       (1)     Title of each class of securities to which transaction applies:

       (2)     Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)     Proposed maximum aggregate value of transaction:

       (5)     Total fee paid:


[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)     Amount Previously Paid:

       (2)     Form, Schedule or Registration Statement No.:

       (3)     Filing Party:

       (4)     Date Filed:

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                            Cheyenne Resources, Inc.
                               7609 Ralston Road
                             Arvada, Colorado 80002
                                 (303) 422-8127


                   NOTICE OF ACTION TAKEN BY THE SHAREHOLDERS
                        BY WRITTEN CONSENT OF A MAJORITY

                                APRIL 23, 2004

To The Shareholders of Cheyenne Resources, Inc.

     Skye Blue Ventures LLC (collectively, the "Majority Shareholders") are the holders of a total of 25,325,000 shares or approximately 51% of the total issued and outstanding stock of Cheyenne Resources Corp., a Wyoming corporation (the "Company"). The Majority Shareholders have adopted the following resolutions by written consent in lieu of a meeting pursuant to the Corporation Act of the State of Wyoming, and subject to the Notice requirements of Section 14 of the Securities Exchange Act of 1934.


        1. To change the Company's name to a name to be determined by the Board of Directors.


        2. To authorize a reverse split of the Company's common stock on a one for eighty five basis.

                             Denis Iler, President

                                   -----------

           WE ARE NOT ASKING YOU FOR A CONSENT OR A PROXY AND YOU ARE
                        REQUESTED NOT TO SEND US A PROXY.

                                   -----------

                            Cheyenne Resources, Inc.
                                7609 Ralston Road
                                 April 23, 2004

                         NOTICE OF SHAREHOLDERS' ACTION

     The Majority  Shareholders  have  submitted  their  consents to the actions described in this Information Statement on or about April 23, 2004, to be effective on or before June 8, 2004. As of April 23, 2004, the Majority Shareholders held of record 25,325,000 shares of the Company's common stock, or approximately 51% of the total issued and outstanding common stock of the
Company. The remaining outstanding shares of common stock are held by approximately four thousand other shareholders.

     The Majority Shareholder consenting consist of Skye Blue Ventures LLC. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS."

     Holders of the common stock of record as of April 23, 2004 are entitled to submit their consent to the shareholder resolutions described in this Information Statement, although no shareholder consents other than that of the Majority Shareholders are required to be submitted in order for the resolution to be adopted. The Company is NOT soliciting consents or proxies and shareholders have no obligation to submit either of them. Whether or not shareholders submit consents should not affect their rights as shareholders or the prospects of the proposed shareholder resolutions being adopted. The Majority Shareholders will consent to all of the shareholder resolutions described in this Information Statement. The affirmative vote of the holders of a majority of the outstanding common stock of the Company is required to adopt the resolutions described in this Information Statement. Wyoming law does not require that the proposed transaction be approved by a majority of the disinterested shareholders. A total of 50,000,000 shares of common stock are entitled to vote on the Company's proposed transactions described in this Information Statement.

                                   THE COMPANY


     The Company has its executive offices at 7609 Ralston Road, Arvada, Colorado 80002, and its telephone number is (303) 422-8127. As described in the accompanying NOTICE OF ACTION TO BE TAKEN BY THE SHAREHOLDERS, the Company proposes to adopt certain amendments to the Articles of Incorporation by shareholder action as follows:

                                   Proposal #1

                            AMENDMENT TO ARTICLES FOR
                             CORPORATION NAME CHANGE


     The majority shareholders have authorized a change in the name of this corporation to a name to be chosen by the Board in its discretion. This requires an amendment to the Articles of Incorporation.


     The Board believes the name change in our Articles of Incorporation is in the best interest of the corporation, to create a different image for the Company, because the Company has been known as a mineral exploration company.

                                   PROPOSAL 2

              REVERSE SPLIT OF COMMON STOCK ISSUED AND OUTSTANDING

     To Authorize a reverse split of the common stock on a one for eighty five basis, by which each eighty five shares shall become one share;


     Our shareholders have approved a pro-rata reverse split of our common stock, by which each eighty five shares would become one share. The effective date of the reverse split will be 45 days following the date of the mailing of this Notice.

     The shareholders entitled to fractional shares as a result of the reverse split will have the fractional shares rounded up to the nearest whole share, because the cost of administering fractional share to the Company and the confusion, inconvenience, and administrative time for the Company and at the transfer agent and for "street name" shareholders. The Board has determined that it is more cost effective and better business practice on a cost/benefit analysis to handle fractional shares this way than to attempt to administer them as fractional shares or to pay cash or scrip for them. At the most, the Company estimates, this rounding up to the nearest whole share would result in the issuance of $5,000 fractional shares on a post-reverse split basis which at current price is less than $2,380 at $.007 per share.

        There will be no change in the number of record holders as a result of the reverse split.

     We believe that reverse split will be advantageous to us and to all shareholders, because it may provide the opportunity for higher share prices based upon fewer shares. It is also a factor that most brokerage houses do not permit or favor lower-priced stocks to be used as collateral for margin accounts. Certain polices and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those polices and practices involve time-consuming procedures that make the handling of lower priced stocks economically unattractive. The brokerage commissions on the purchase or sale of lower priced stocks may also represent a higher percentage of the price than the brokerage commission on higher priced stocks.

     As a general rule, potential investors who might consider making investments in our company will refuse to do so when the company has a large number of shares issued and outstanding with no equity. In other words, the "dilution" which new investors would suffer would discourage them from investing, as general rule of experience. A reduction in the total outstanding shares may, without any assurance, make our capitalization structure more attractive.

        The Company does not now qualify for a listing on any exchange, AMEX, NASDAQ, NYSE, or any smaller exchange. The Company does not meet any exchange qualifications at this time except that it is an SEC registered company. There is no assurance whatsoever that the Company will ever meet most of any exchange listing criteria.

     There is no assurance that any effect to the price of our stock will result, or that the market price for our common stock, immediately or shortly after the proposed changes will rise, or that any rise which may occur will be sustained. Market conditions are not predictable and may be influenced by changes in investor attitudes and external economic conditions. We are proposing the steps we deem best calculated to meet the market attractively. We cannot control the market's reaction.

Effect of the Reverse Split upon Shareholdings

Pre-Split Shares                        Post Split Shares
----------------                        -----------------
Less than 85 shares                     1 (after rounding up)
850                                     10
8,500                                   100
20,000                                  236
50,000                                  589
100,000                                 1,177
500,000                                 5,883
1,000,000                               11,765

     Dissenting shareholders have no appraisal rights under Wyoming law or pursuant to our constituent documents of incorporation or bylaws, in connection with the reverse split.

         Additional information regarding the Company, its business, its stock, and its financial condition are included in the Company's Form 10-KSB annual reports and its Form 10-QSB quarterly reports. Copies of the Company's Form 10-KSB for its fiscal year ending December 31, 2003 and its quarterly report on the Form 10-QSB for the quarter ending September 30, 2003 are available upon request to: Denis Iler c/o 7609 Ralston Road, Arvada, Colorado 80002.


   SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS AND CERTAIN BENEFICIAL OWNERS


     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's common stock as of April 20, 2004 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each of the Company's directors and executive officers, and (iii) all officers and directors of the Company as a group.

Name and Address of              Amount and nature of
Beneficial Owner                 Beneficial Ownership (1)    Percentage of Class
- ------------------------------------------------------------------------------

Robert R. Spatz                    20,000 (2)(3)          .04%
2846 Kelly Drive                   Direct and
Cheyenne, Wyoming 82001            Beneficial

Berge Exploration, Inc.              630,827              1.2%
8774 Yates Dr., Ste. 100           Direct and
Westminister, CO 80030             Beneficial

Berge Enterprises, Inc.              904,500              1.8%
5862 Owens St.                     Direct and
Arvada, CO 80004                   Beneficial

Whiting Enterprises, Inc.            914,500              1.8%
5855 Parfet St.                    Direct and
Arvada, CO 80004                   Beneficial

Skye Blue Ventures LLC              25,325,000(1)         51%
2000 Wadsworth Blve. PMB 179,
Lakewood,CO 80214                 (Beneficially
                                   Denis Iler (2)(4)
                                   President/Director)

Officers and Directors             25,345,000 (1)(2)       52%
As a Group (Two                    Direct and
Persons)                           Beneficial

(1) Does not include option to convert loan of $25,000 @ $.001 per share and does not include option to convert future advances of up to $50,000 @ $.001 per share.

(2)     Officer and/or Director of Cheyenne Resources, Inc.

(3) Does not include 90,000 shares to be issued for salary accrued on a post reverse basis. This would be 7,650,000 shares pre-reverse split.

(4) Includes 25,000 shares owned directly by Denis Iler, manager for Skye Blue Ventures LLC.
Notes to the table:

     Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                   MANAGEMENT

     The following table lists the names and ages of the executive officers and directors of the Company. The directors were appointed and will continue to serve until the next annual shareholders meeting or until their successors are appointed and qualified. All officers serve at the discretion of the Board of Directors.


    NAME                   AGE           POSITION WITH THE COMPANY
    ----                   ---           -------------------------

Denis Iler                 65            President, Director & CFO

Robert Spatz               79            Director

     Denis R. Iler, age 65, Director, CFO and President received a BA in Math from San Jose State University in California, and an MBA from Regis University in 1982. He was a comptroller with Berge Exploration from 1978 to 1984. Since 1984, he has been President and principal accountant for Business Financial
Systems, Inc., an independent accounting firm, providing tax and accounting services for the small business community, including oil and gas, construction, and real estate brokerage accounting. He was a director of Nelx, Inc. from 1999-2001.

     Robert R. Spatz has been the President and a director of the Company since 1970, devoting substantially full time to the affairs of the Company. He was employed by Discovery Oil, Ltd. as office manager & land man in addition to his position with the Company from April 1976 to September 1 1979. Since the mid 80's, when the oil crisis occurred, Mr. Spatz his been the only employee. Mr. Spatz attended the University of Wyoming, but did not finish. He was a Director of First Wyoming Bank North in Cheyenne, Wyoming for eight years. Mr. Spatz was born in Laramie County, Wyoming and has lived there all his life.

     Under the Wyoming Business Corporation Act and the Company's Articles of Incorporation, as amended, the Company's directors have no personal liability to the Company or its stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or
(vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

BOARD COMMITTEES

         The Board of Directors currently serves as an Audit Committee and Compensation Committee. During the fiscal year ended December 31, 2003, the Board of Directors held occasional meetings.

COMPENSATION OF DIRECTORS

     Officers in the past,  accrued  salaries as shown in the  following  table.
Directors receive no cash compensation for their services to the Company as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors.





                                             Securities
                                             or Property,  Aggregate of
Name of                                      Insurance     contingent
individual                Salaries, fees     benefits or   forms of
or number of              directors' fees    reimbursement remuneration
persons in                commissions,       personal      and proposed
group                Year  and bonuses       benefits      remuneration  Options
================================================================================
Robert R. Spatz       2003      0                 0            0          0
Former President,
Assistant- 2002               $26,000*            0            0          0
Treasurer &           2001    $53,500*            0            0          0
Director
================================================================================
Don Goddard           2003      0                 0            0          0
Director (Resigned)   2002    $12,000*            0            0          0
                      2001    $34,200*            0            0          0
================================================================================
 Randall L. Reichert  2003      0                 0            0          0
 Director (Resigned)  2002      0                 0            0          0
                      2001      0                 0            0          0

================================================================================
Denis Iler            2004      0                 0            0          0
President/CFO
and Director
================================================================================
                      2003      0                 0            0          0
All directors and     2002    $38,000*            0            0          0
officers as a group   2001    $87,200*            0            0          0
(2 Persons)

*Includes accruals

(b)  Directors' Compensation

     Directors who may be also officers of Cheyenne Resources, Inc. receive no cash compensation for services as a director. However, the directors will be reimbursed for out-of-pocket expenses incurred in connection with attendance at board and committee meetings. The Company has granted options to directors under its Stock Incentive Plan subsequently adopted.

Option/SAR Grants or Exercises
------------------------------
        There have been no Option/SAR grants or exercises in the last fiscal year reportable under Reg. S-B, 402(c) or (d).

(c) Termination of Employment and Change of Control Arrangements.  None.

(d) Stock purchase options: None to Officers or Directors except as set forth in Certain Relationships and Related Transactions hereafter.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In February 2004, Skye Blue Ventures LLC, managed by Denis Iler, who was neither an officer nor director but since has become President and Director and CFO, was granted (in 2004) an option to purchase 75,000,000 shares of common stock at $.001 per share. The option to purchase shares was part of a conversion feature of a Promissory Note representing a loan to the Company from Skye Blue Ventures LLC. The option was also granted from other additional advance to the Company in the future Skye Blue Ventures LLC purchased 23,500,000 shares for $45,000 in February 2004, from the Company.

     Robert Spatz settled all prior accrued salary claims and options for the agreement to issue 90,000 shares of common stock registered under S-8 to be issued.

     Other individuals or affiliates agreed to accept S-8 registered shares totalling 70,000, to be issued, to settle accrued compensation claims.


                              INDEPENDENT AUDITORS

     The Board of Directors has authorized the firm of Michael Johnson & Co., LLC, independent certified public accountants, to serve as independent auditors for the fiscal year ended December 31, 2004.

                 SHAREHOLDER PROPOSALS AND NOMINATING PROCEDURES


     Any proposal that a shareholder intends to present at the Company's 2004 Annual Meeting should have been received at the Company's principal executive office not later than May 30, 2004. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission. Shareholder proposals should be addressed to the Secretary of the Company.

     Nominations for directors to be elected at the 2004 Annual Meeting, other than those made by the Board of Directors, should be submitted to the Secretary of the Company no later than May 30, 2004. The nomination should include the full name of the nominee and a description of the nominee's background in compliance with Regulation S-K of the reporting rules of the Securities and Exchange Commission.

                                  OTHER MATTERS

         The Board of Directors of the Company is not aware that any matter other than those described in this Information Statement is to be presented for the consent of the shareholders.

     UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO DENIS ILER,   PRESIDENT OF THE
COMPANY, AT CHEYENNE RESOURCES, INC., 7609 RALSTON ROAD, ARVADA, COLORADO TELEPHONE (303) 422-8127, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB AND INTERIM REPORTS ON FORM 10QSB WILL BE PROVIDED WITHOUT CHARGE.